Exhibit 10.26

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE

CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED.

THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN

MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

AVENTINE RENEWABLE ENERGY, INC. AND AFFILIATES

KEY EMPLOYEE INCENTIVE PLAN

Key Employee Incentive Plan Metrics

PLAN COMPONENTS		WEIGHTING	TARGET

1.	Cash Position at Emergence	30% of Maximum Incentive Bonus	90% or greater of the Cash Position at Emergence

2.	Production Level	40% of Maximum Incentive Bonus	Production Level at Emergence equal to or above 105%

3.	Emergence Date	30% of Maximum Incentive Bonus	March 31, 2010

Plan Objective

The Key Employee Incentive Plan (the “Plan”) for Aventine Renewable Energy, Inc. and its direct and indirect affiliates (collectively, the “Company”) is designed to optimize the Company’s business operations and profitability and maximize the value of its assets by providing incentives to key employees of the Company.

Defining of Plan Targets

1.                                       Cash Position at Emergence.

“Cash Position at Emergence” shall mean the Company’s cash amount shown in Attachment A annexed hereto titled “Cash Balances — 1st and 2nd Quarters 2010” for the month immediately preceding the month in which the effective date of the plan of reorganization occurs.  Actual Cash Position at Emergence shall be determined based on the average Cash Balances of the two weeks preceding the end of the month, as defined above.  The terms of payment to vendors shall follow the “normal course” of practice for the preceding 4 months.

2.                                       Production Level.

“Production Level at Emergence” shall mean the cumulative gallons of denatured ethanol produced as shown in Attachment B annexed hereto titled “Production Forecast” for the period beginning October, 2009 through the month immediately preceding the month in which the effective date of the plan of reorganization occurs.

3.                                       Emergence Date.

“Emergence Date” shall mean the effective date of a chapter 11 plan of reorganization or closing of a sale of substantially all of the Company’s assets.

Eligible Employees and Maximum Incentive Bonus Levels

Identified below are (i) the employees eligible (collectively, the “Eligible Employees”) to participate in the Plan and (ii) the amount of the respective Maximum Incentive Bonus for each Eligible Employee.  The Maximum Incentive Bonus each Eligible Employee may receive is based on a percentage of their respective annual salary as of November 1, 2009.

Eligible Employee	(Estimated) Maximum Incentive Bonus(1)

Daniel Trunfio	$117,000
Bill Brennan	$46,688
**
TOTAL	$347,662

Conditions to Payment of Incentive Bonuses

1.                                       The Plan is subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

2.                                       Incentive Bonuses will be deemed earned as of the effective date of a chapter 11 plan or the closing date of a sale of substantially all of the Company’s assets and the payment of the earned Incentive Bonuses made as soon as reasonably practical thereafter.

3.                                       The Eligible Employees must be employed by the Company as of the Emergence Date and, in connection therewith, must continue through the Emergence Date to perform the duties required by such Eligible Employee in the ordinary course of business.  Provided that Targets are achieved, Eligible Employees terminated without cause shall be entitled to receive their pro rata share of the Incentive Bonus payments based on the length of employment by calculating the number of months an Eligible Employee has been employed by the Company from October 1, 2009 to the Emergence Date.  For purposes of calculating length of employment, if an Eligible Employee is employed by the Company on the first of a given month, then such Eligible Employee will be deemed to

(1)  As the Maximum Incentive Bonus amounts are a percentage of the Eligible Employee’s salary as of November 1, 2009, the amounts identified herein are estimated amounts based on each Eligible Employee’s expected annual salary as of November 1, 2009.

have been employed for the entire month.  For example and for illustrative purposes only, if an Eligible Employee is terminated without cause on December 15, 2009 and the Emergence Date is March 31, 2010, such Eligible Employee will be entitled to receive 50% of the Incentive Bonus payments since he was employed for 50% of the time (ie., he was employed for 3 months and Emergence Date occurred in month 6.

4.                                       For purposes of the Plan, “for cause” termination means, either before or after adoption of the Plan:

•                  The arrest or conviction (or plea of guilty or nolo contendere) of the Eligible Employee of any felony or other crime involving dishonesty or moral turpitude;

•                  A finding by a legal or administrative court or tribunal that the Eligible Employee engaged in willful misconduct, or was grossly negligent, in the performance of his or her duties;

•                  A material and direct conflict of interest, not specifically waived in advance by the Company;

•                  Unauthorized use or disclosure of confidential information that belongs to the Company or the Company’s customers or employees;

•                  Repeated absences from work that the Company reasonably determine to be materially adverse to the best interests of the Company;

•                  Repeated failure of the Eligible Employee to perform his or her job duties in a satisfactory manner; provided that such failure continues for more than 14 days after written notice thereof which specifically identifies the manner in which he Eligible Employee is believed to have materially failed to perform said duties;

•                  Refusal to follow the instructions of a direct supervisor or from the Company’s board of directors; or

•                  Other material misconduct including, but not limited to: falsification of the Company’s records, theft, sexual harassment, or possession of firearms, controlled substances or illegal drugs on the Company’s premises or while performing the Company’s business.

5.                                       In order for a Target to be achieved, the result must reach or exceed the defined number or date.  The Plan does not provide for proration for failing to meet the specified Targets.

6.                                       Unless otherwise ordered by the Bankruptcy Court, the Aventine Compensation Committee, at its discretion, shall be the sole arbitrator for monitoring and applying Plan and resolving any questions or issues, including whether an Eligible Employee was terminated with or without cause.

7.                                       If the Emergence Date does not occur before August 1, 2010, the Plan may be modified or extended by motion of the Company and Order of the Bankruptcy Court.

Further Actions

As a condition to each Eligible Employee’s eligibility to participate in the Plan, such Eligible Employee shall agree to take such further actions as are reasonably requested by the Company.

No Promise of Continued Employment

The Plan and any Eligible Employee’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a Eligible Employee’s status, if applicable, as an at will employee subject to termination at any time for any reason.

Taxes

All payments made pursuant to the Plan shall be subject to standard withholding and deductions.  Neither the Company nor its officers or agents make or has made any representation about the tax consequences of any payments or benefits offered by the Company to any Eligible Employee.

Severability

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

Choice of Law and Venue

The Plan shall be governed by the laws of the State of Delaware, notwithstanding that State’s conflict of law provisions.  The Company and each Eligible Employee shall irrevocably and unconditionally consent to the exclusive jurisdiction of the United States District Court for the District of Delaware (the “District Court”) or, if a chapter 11 proceeding is pending, the Bankruptcy Court.  The Company and each Eligible Employee shall irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or related to the Plan in the District Court or Bankruptcy Court, as applicable, and shall further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in the District Court or Bankruptcy Court, as applicable, has been brought in an inconvenient forum.

Entire Agreement and Amendment

This document constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan and may only be modified in writing signed by an authorized officer of the

Company.  Any agreement between any Eligible Employee and the Company with regard to the Plan and its subject matter is superseded in its entirety by this document.

No Assignment

The rights of an Eligible Employee or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent and distribution.

ATTACHMENT A

Cash Balances 1st and 2nd Quarters 2010

Cash (millions)	January	February	March	April	May	June

At the month ending	$28.5	$26.5	$30.0	$28.9	$29.7	$29.4

All cash numbers assume no payback or further withdrawal of the DIP financing.  If such events are not as forecasted, the numbers will be adjusted accordingly.

ATTACHMENT B

Production Forecast — October, 2009 through June, 2010

Ethanol (denatured) Million of gallons	October through December	January	February	March	April	May	June

	49.23	16.73	15.59	16.68	15.48	15.46	16.30